Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 (No. 333-256448) of Oncotelic Therapeutics, Inc. (formerly Mateon Therapeutics, Inc.) of our report dated April 15, 2022, relating to the consolidated financial statements of Oncotelic Therapeutics, Inc. (formerly Mateon Therapeutics, Inc.) and Subsidiaries, appearing in the Annual Report on Form 10-K of Oncotelic Therapeutics, Inc. (formerly Mateon Therapeutics, Inc.) for the year ended December 31, 2021. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference of our Firm under the caption “Experts” in the Registration Statement.

Rose, Snyder, Jacobs LLP
Encino, CA

April 26, 2022